COMPUTRAC, INC.

                              222 Municipal Drive
                             Richardson, TX  75080


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To be Held July 15, 1997


       To the Stockholders of CompuTrac, Inc:

                 Notice is hereby given that the 1997 Annual Meeting of Stockholders of CompuTrac, Inc., a Texas corporation (the "Company"), will be held on Tuesday, July 15, 1997, at the Company's offices, 222 Municipal Drive, Richardson, Texas 75080 beginning at 2:00 p.m. local time for the following purposes:

            1. To elect five (5) persons to the Company's Board of Directors to hold office until their terms shall expire and until their successors are duly elected and qualified.

            2.   To   approve and ratify the  Company's 1990 Stock Option  Plan, as amended.

            3. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

                 Stockholders of record at the close of business on May 28, 1997, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment(s) thereof.

                 You are  cordially invited to attend  the meeting.  Whether  or not you expect to be present at the meeting, please date and sign the enclosed Proxy and return it promptly in the enclosed envelope. Returning the proxy will not affect your right to revoke it and vote your shares in person if you attend the meeting.

                                     By Order of the Board of Directors

                                     /s/  Dana E. Margolis

                                     Dana E. Margolis
                                     Secretary and Treasurer


       Richardson, Texas
       June 9, 1997

                                COMPUTRAC, INC.
                              222 Municipal Drive
                             Richardson, TX  75080


                                PROXY STATEMENT

            This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CompuTrac, Inc., a Texas corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $.01 per share (the "Common Stock"), for use at the 1997 Annual Meeting of Stockholders to be held on Tuesday, July 15, 1997, at the Company's offices, 222 Municipal Drive, Richardson, Texas 75080, beginning at 2:00 p.m. local time.

            The approximate date that this Proxy Statement and the enclosed form of Proxy are first being sent to stockholders is June 9, 1997. Stockholders should review the information provided herein in conjunction with the Company's Annual Report as filed with the Securities and Exchange Commission (exhibits excluded) for the fiscal year ended January 31, 1997 which accompanies this Proxy Statement. The Annual Report does not form a part of this Proxy Statement and is not intended to serve as soliciting material for the Proxy.

                          INFORMATION CONCERNING PROXY

            The solicitation is made on behalf of the Board of Directors of the Company. By executing and returning the enclosed Proxy card, you authorize the persons named in the Proxy to represent you and vote your shares in connection with the purposes set forth in the Notice of Annual Meeting.

            All shares represented by a valid Proxy received prior to the meeting will be voted in accordance with any specification made on such Proxy. Any stockholder giving a Proxy has the power to revoke it at any time before it is exercised by submitting a notice of revocation to the Company or by attending the meeting and voting in person.

            The cost of preparing, assembling and mailing the enclosed material will be borne by the Company. In addition to solicitation by mail, employees of the Company may, without additional compensation, solicit Proxies on behalf of the Board of Directors by telephone, telegraph or personal interview. The Company may make arrangements with banks, brokerage houses and other custodians, nominees and fiduciaries to send Proxies and Proxy material to their principals and to request authority for the execution of Proxies. The Company may reimburse such persons for their expenses in so doing.

                            PURPOSES OF THE MEETING

            At the Annual Meeting, the Company's stockholders will consider and vote upon the following matters:

            1. The election of five (5) persons to the Company's Board of Directors to hold office until their terms shall expire or until their successors are duly elected and qualified.

            2.   To   approve and ratify the  Company's 1990 Stock Option  Plan, as amended.

            3. Such other business as may properly come before the meeting, including any adjournment or postponements thereof.

            Unless contrary instructions are indicated on the enclosed Proxy, all shares represented by valid Proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted for the election of the five nominees for director named below and for the approval and verification of the amended 1990 Stock Option Plan. In the event a stockholder specifies otherwise by means of the enclosed Proxy, those shares will be voted in accordance with the specification so made.

                    OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

            The Board of Directors has set the close of business on May 28, 1997 as the record date (the "Record Date") for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 6,279,355 shares of the Company's $.01 par value Common Stock issued and outstanding, all of which are entitled to vote at the Annual Meeting. Only stockholders of record at the close of business on the Record Date are entitled to vote at the meeting or any adjournment thereof, each share being entitled to one (1) vote on each matter to be voted on at the Annual Meeting. All shares of Common
       Stock will vote as a single class and there are no cumulative voting rights.

            The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. If less than a majority of outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

            Prior to  the Annual Meeting,  the Company will  select one or  more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting, but will not be counted as votes cast for or against any given matter. However, since the proposal to approve and ratify the 1990 Stock Option Plan, as amended, requires the affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting, abstentions will have the same effect as votes against such proposal.

            The inspector or inspectors of election will treat shares referred to as "broker or nominee non-votes" (shares held of record by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and which the broker or nominee has not voted because it does not have discretionary voting power on a particular matter) as shares that are present for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not entitled to vote on that matter and therefore will not be considered by the inspectors when counting votes cast on the matter (even though those shares are considered present for quorum purposes and may be entitled to vote on other matters). Such non-votes, therefore, will have no effect on the proposal to approve and ratify the 1990 Stock Option Plan, as amended.

            Directors will be elected by a plurality of the votes cast by holders of shares of Common Stock represented in person or by proxy at the Annual Meeting. Thus, any abstentions or broker or nominee non-votes will have no effect on the outcome of the election of directors.

                                  SECURITY OWNERSHIP

            The following table sets forth, as of May 28, 1997, information with respect to the beneficial ownership of the Common Stock of the
       Company by (a) the Company's Chief Executive Officer and each of the other "Named Executive Officers" (as defined below in "Executive Compensation - Summary Compensation Table"), (b) each person known by the Company to own beneficially 5% or more of such outstanding Common Stock, (c) each director or nominee who owns any shares, and (d) all current executive officers and directors of the Company as a group.

       Name and Address of           Amount and Nature of        Percent
          Beneficial Owner (1)       Beneficial Ownership (2)    of Class

       Harry W. Margolis (3)                2,012,177               31.1

       Dana E. Margolis (4)                    28,217               (5)

       George P. McGraw (6)                   104,503                1.6

       Bruce E. Staffin (7)                   352,810                5.6
         c/o CompuTrac, Inc.
         222 Municipal Drive
         Richardson, TX  75080

       Gerald D. Harris (8)                    12,000               (5)

       Kenneth R. Nicholas (9)                 12,000               (5)

       William Harris Investors, Inc. (10)    463,300                7.4
         Two North LaSalle Street
         Suite 505
         Chicago, IL  60602-3703

       All current directors and executive  2,327,272               34.7
        officers (12 persons) as a
        group (11)
       ____________________________

       (1) Unless otherwise indicated, each person's address is 222 Municipal Drive, Richardson, TX 75080.
       (2) Unless otherwise indicated, each person has sole voting and investment power with respect to such shares.
       (3) Includes 198,000 shares Mr. Margolis has the right to acquire through the exercise of options. Mr. Margolis may be deemed to be the beneficial owner of the shares owned by his wife, Dana E. Margolis.
       (4) Dana E. Margolis may be deemed to be the beneficial owner of the shares owned by her husband, Harry W. Margolis.
       (5) Beneficial ownership is less than one percent (1%) of the Company's outstanding shares.
       (6) Includes 81,000 shares Mr. McGraw has the right to acquire through the exercise of options.
       (7)  Bruce E.  Staffin was  an employee of  the Company  from 1977  until
            1991.
       (8) Represents 12,000 shares Mr. Harris has the right to acquire through the exercise of options.
       (9) Represents 12,000 shares Mr. Nicholas has the right to acquire through the exercise of options.
       (10) Information obtained from a Schedule 13G filed with the Company by the beneficial owner dated February 3, 1997. The Schedule 13G states that the holder is an investment advisor that shares with its clients voting power, and has sole dispositive power, with respect to all the shares.
       (11) Includes 433,188 shares the directors and executive officers have the right to acquire through the exercise of options.


       Compliance with Section 16(a) of the Securities Exchange Act of 1934

            Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all such reports they file.

            To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company during the Company's last fiscal year, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners have been complied with.


                             ELECTION OF DIRECTORS

            Directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified. The Company's Articles of Incorporation provide that the number of directors constituting the Company's Board of Directors shall not be less than two, but will be fixed as determined in the manner provided by the Company's Bylaws. The Company's Bylaws provide that the number of directors shall be fixed from time to time by action of the Company's Board of Directors. The Board of Directors has fixed the number of directors at five for the ensuing year.

            It is intended that the shares represented by the Proxies will be voted for the election of the Company's nominees except where authority to so vote is withheld. Each of the five current members of the Board of Directors has been nominated by the Company to be reelected as a director at the Annual Meeting. All of the nominees for directorship have agreed to serve if elected. Should any of such nominees become unwilling or unable to accept nomination or election, the shares represented by the Proxies solicited hereby will be voted for any substitute nominee or nominees designated by the present Board of Directors.

                                      MANAGEMENT


       Executive Officers and Directors

            The executive officers and directors of the Company at May 28, 1997 are as follows:

                                                    Position(s) Held
       Name                          Age            With the Company

       Harry W. Margolis             54             Chairman of the Board &
                                                      Chief Executive Officer
       Dana E. Margolis              52             Secretary, Treasurer &
                                                      Director
       George P. McGraw              49             President
       Cheri L. White                43             Vice President - Finance
                                                      and Chief Financial
                                                      Officer
       Deborah S. Greening           46             Vice President - Operations
       Lynda K. Thomas               51             Vice President _
                                                      Administration
       David D. Hester               41             Vice President - CT Labs
       Irwin S. Arnstein             38             Vice President - LFMS
                                                      Support and Development
       Michael R. Mueller            45             Vice President _
                                                      Dimension Development
       Kenneth R. Nicholas           55             Director
       Cesar L. Alvarez              49             Director
       Gerald D. Harris              41             Director


            Harry W. Margolis is a co-founder of the Company and has served as Chairman of the Board of the Company since its organization in 1977. After graduating from U.C.L.A. in 1964 with a degree in Political Science, Mr. Margolis attended Southern Methodist University Law School and upon graduation in 1967, placed first in the Bar Examination administered in the State of Texas. Mr. Margolis founded his own law firm in 1967, which increased to eight members through internal growth and by merger with an older firm, and practiced law until the Company was organized in 1977.

            Dana E. Margolis, a director since 1983, served as office manager of the Company performing its accounting and purchasing functions from 1980 until 1983. In January 1984, Mrs. Margolis assumed the responsibilities of Secretary and Treasurer of the Company. Mrs. Margolis attended San Diego State University and is the wife of Harry W. Margolis.

            George P. McGraw joined the Company as Director of Customer Support in March 1985, was elected Vice President of Customer Support in December 1987, and was elected Executive Vice President in May 1990. Mr. McGraw has served as President and General Manager of the Company's Legal Division since November 1993 and was elected President of the Company in May 1996. Mr. McGraw is a 1970 graduate of the electrical engineering department of Rochester Institute of Technology. Prior to joining the Company, Mr. McGraw was self-employed. From 1979 until 1982 he held a number of marketing and financial positions with Phillips Information Systems, Inc. Prior to that time, he held similar positions with the Xerox Corporation.

            Cheri L. White was elected Vice President of Finance in October 1993 and Chief Financial Officer in February 1995. Ms. White joined the Company in February 1984, and served as the Company's Director of
       Finance and Controller. Ms. White is also on the Board of Directors for the Richardson Development Center for Children and serves as its Treasurer. Ms. White is a graduate of Christopher Newport University and is a Certified Public Accountant in the State of Texas.

            Deborah S. Greening was named Vice President of Operations in  1995.
       Ms. Greening joined the Company in 1983 as Regional Sales Manager and has held subsequent management positions in marketing, sales, support and product development. Her previous experience included product marketing, support and sales of word processing equipment at Xerox Corporation and Phillips Information Systems. Ms. Greening is currently on the Board of Directors of Richardson Development Center for Children and served as its President during 1995. She attended the University of Wisconsin and completed the SMU Mid-Management Program.

            Lynda K. Thomas was elected Vice President of Administration in December 1987. Ms. Thomas joined the Company in September 1981 as executive assistant to the president and served as the Company's business manager from August 1983 until her election to Vice President. Previously, she was a corporate officer and director of public relations for Republic Gypsum Company, a Dallas based manufacturer and supplier of building materials. She attended the University of North Texas (formerly North Texas State University), majoring in elementary education.

            David D. Hester has served as the Company's senior computer programmer since June 1979 and has been responsible for the Company's major software research and development efforts. He was elected Vice President of the Company's CT Labs department in April 1996. Previously he served as an assembly-language programmer for General Computer Systems, a division of Telex. Mr. Hester attended the University of Texas at Arlington and is an honor graduate of Control Data Institute.

            Irwin S. Arnstein was elected Vice President of LFMS Support and Development of the Company in May 1996 and is responsible for the design, implementation and support of the Company's Law Firm Management System product line. Mr. Arnstein holds a 1981 Bachelor of Arts of Computer Science degree from the University of Texas. Mr. Arnstein began his career with the Company 16 years ago as a Software Engineer and has served as a Project Leader on several significant software projects leading up to his 1995 promotion to Director of LFMS Development.

            Michael R. Mueller joined  the Company in October 1984 as a  support programmer and was elected Vice President of Dimension Development in May 1996. He has been involved in the development of four of the Company's six generations of Law Firm Management Systems. Prior to joining the Company, Mr. Mueller graduated from Texas A&M University majoring in Computer Science with a minor in Accounting.

            Kenneth R. Nicholas, a director of the Company since 1995, has been the Managing Director of Nicholas, Flanagan & Bard, P.C., a Certified Public Accounting firm in Dallas, Texas since January, 1987. Prior to that time, Mr. Nicholas spent 22 years with Deloitte Haskins & Sells (now Deloitte & Touche), including over ten years as a partner and seven years as partner-in-charge of the Dallas tax practice. Mr. Nicholas graduated from Southern Methodist University in 1964.

            Cesar L. Alvarez, a director of the Company since 1986, has been a director of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., a law firm in Miami, Florida, since January 1983. Mr. Alvarez also serves on the Board of Directors of FDP Corporation and Cosmo Communications Corporation.

            Gerald D. Harris, a director of the Company since 1994, is the owner and operator of Harris Typesetting Services, a graphics design and printing business located in Plano, Texas. Prior to beginning his business in 1990, Mr. Harris was the head golf professional at the prestigious Stonebriar Country Club in Frisco, Texas. Mr. Harris attended the University of Oklahoma majoring in finance.

       Meetings of the Board of Directors

            During the fiscal year ended January 31, 1997, the Board of Directors held one meeting. No director attended less than 75% of the aggregate of (a) the number of Board meetings held during the fiscal year, and (b) the number of meetings of committees of the Board held during the period he served on such committees.

       Committees of the Board of Directors

            The Company's Board of Directors has Compensation and Audit Committees. The Compensation Committee consists of Messrs. Nicholas and Alvarez. The Compensation Committee administers the Company's 1990 Stock Option and Stock Purchase Plans, and makes recommendations to the Board with respect to changes in officers' compensation and similar matters. The Compensation Committee met once during fiscal year 1997.

            The Company's Audit Committee consists of Messrs. Harris and Nicholas. The Audit Committee reviews the Company's significant accounting policies and operating controls, recommends independent external auditors, and reviews audit reports prepared by the external auditors. The Audit Committee met three times during fiscal year 1997.

            The Company does not have a standing nominating committee.

       Director Compensation

            The Company pays directors who are not executive officers of the Company $750.00 for attendance at each meeting of the Board of Directors and $300.00 for each committee meeting attended. Directors who are also executive officers of the Company do not receive any meeting fees or other remuneration for their services as directors.

            Directors are also eligible to be granted stock options under the Company's 1990 Stock Option Plan. See _Proposal to Approve and Ratify the 1990 Stock Option Plan, as Amended_ below for a description of the terms of the Plan. No options were granted to directors under this Plan during fiscal year 1997.

                                EXECUTIVE COMPENSATION

       Summary Compensation Table

            The following  table sets forth the  aggregate compensation paid  to the Company's Chief Executive Officer and the only other executive officer whose total annual salary and bonus for the 1997 fiscal year was $100,000 or more (the Chief Executive Officer and such other executive officer are sometimes referred to herein as the "Named Executive Officers") with respect to each of the three fiscal years in the period ended January 31, 1997.

                                     Annual               Long-Term
                                  Compensation (1)   Compensation Awards
                                                    Number of Securities   All
                                                     Underlying Options    Other
       Name and Principal  Fiscal                                          Compen-
         Position           Year Salary ($) Bonus ($)    Granted           sation($)
       Harry W. Margolis    1997  528,300     -             -               5,756(2)
         Chairman of the    1996  503,000     -          225,000           22,203
          Board and Chief
          Executive Officer 1995  490,000     -             -               6,413

       George P. McGraw     1997  121,096     -             -               4,018(3)
          President         1996  113,526     -             -                1,443
                            1995  106,964   5,000         55,000              -

       _________________

       (1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in such column. The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer is less than the lesser of $50,000 or 10% of the total of annual salary and bonus of such officer.
       (2) Includes $5,756 attributable to the economic value of split-dollar life insurance policies paid for by the Company naming Mr. Margolis' estate as the beneficiary.
       (3) Amount represents the Company's contribution to Mr. McGraw for Company Common Stock purchases during the 1997 fiscal year pursuant to the Company's Employee Stock Purchase Plan.

       Aggregated Fiscal Year-End Option Value Table

       The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of the end of the 1997 fiscal year. No stock options were exercised by either of the Named Executive Officers during the 1997 fiscal year.

                            Number of Securities     Value of Unexercised
                          Underlying Unexercised     In the Money Options
                          Options at 1997 Fiscal   at 1997 Fiscal Year-End
                         Year-End Exercisable (E)      Exercisable (E)
                Name       Unexercisable  (U)          Unexercisable (U)

       Harry W. Margolis      198,000 (E)                 $95,040(E)
                               27,000 (U)                  12,960(U)

       George P. McGraw        81,000 (E)                 $60,650(E)

       Long-term Incentive and Pension Plans

            The Company does not have any long-term incentive or pension plans.

       Employment Agreements

            On December 1, 1992, the Company entered into an Employment Agreement with Harry W. Margolis, its Chairman of the Board and Chief Executive Officer, which expires on January 31, 1998. Pursuant to the Employment Agreement, Mr. Margolis was paid an annual base salary of $528,300 during fiscal year 1997. Mr. Margolis is entitled to receive minimum annual raises equivalent to any annual increase in the Consumer Price Index for Dallas, Texas during the previous year. In addition, at the discretion of the Compensation Committee of the Board of Directors of the Company, Mr. Margolis may receive an annual bonus in an amount that does not exceed his salary. No bonuses were granted to Mr. Margolis during fiscal 1997. Additionally, the Company furnishes Mr. Margolis with certain fringe benefits, including the use of an automobile and a membership in a country club. The Company is obligated to provide Mr. Margolis and his family with health and dental benefits and has purchased split-dollar life insurance policies insuring Mr. Margolis' life and naming his estate as the beneficiary. In the event that Mr. Margolis becomes disabled or is otherwise incapacitated, the Company will be entitled to reduce his pay to 50% of his base salary (less certain insurance proceeds) for the remainder of the term of the Employment Agreement or until such earlier time that he is able to resume his full duties under the agreement. In the event of Mr. Margolis' death, his estate or designated beneficiary is entitled to receive 50% of his annual salary, less any insurance payments made to the estate or designated beneficiary from the above-referenced life insurance policies, for the remaining term of the agreement. Mr. Margolis is subject to certain restrictive covenants under the agreement, including a noncompetition clause which extends eighteen months beyond any termination of his employment other than termination by Mr. Margolis for "Good Reason" (as defined in the agreement) or termination due to the expiration of the agreement. The Company may at any time terminate the Employment Agreement for "Cause" (as defined in the agreement) with thirty days written notice, and, in the event that the Company fails to earn a certain specified minimum rate of return on equity for any fiscal years ending on or after January 31, 1995, the Company's Board of Directors may reduce the term of the agreement to a date which is no earlier than one year from the date Mr. Margolis receives written notice of such term reduction. If Mr. Margolis' employment is terminated (a) other than for Cause, disability, death or the expiration of the agreement, including a termination attributable to a "Change in Control" (as defined in the agreement), or (b) by Mr. Margolis for Good Reason, including any intentional failure by the Company to comply with the agreement, Mr. Margolis will be entitled to (i) a lump sum payment of three times (or two times if termination occurs during the last year of the agreement) the sum of his base salary and highest bonus paid during either of the prior two years, (ii) all compensation earned or deferred through the date of termination (including a pro-rated bonus, determined as a percentage of the prior year's bonus) and (iii) continue to participate in the Company's benefit plans for the remainder of the term of the agreement, as if the agreement had not terminated.
       On February 1, 1992, the Company entered into a one year employment agreement with George P. McGraw, its President, which renews automatically and extends for successive one year terms, each February
       1. This agreement provided for an initial base salary of $102,500 and includes provisions for annual base compensation and eligibility requirements for any bonus programs, all of which were directly tied to the financial performance of the Company. In conjunction with the Company's fourth quarter fiscal 1994 reorganization, Mr. McGraw accepted a base salary reduction from $109,172 in fiscal 1994 to $106,964 in fiscal 1995. During fiscal year 1997, Mr. McGraw was paid an annual base salary of $113,526. Additionally, the agreement contains certain restrictive covenants governing events upon the executive's termination from the Company, including non-compete, non-disclosure, and non-solicitation clauses. The agreement may be terminated by the Company for "Cause" (as defined in the agreement), as a result of the executive's inability to perform all or any material portion of his responsibilities as a result of mental or physical incapacity, illness or disability, or otherwise with written notice to the executive.

                           PROPOSAL TO APPROVE AND RATIFY
                       THE 1990 STOCK OPTION PLAN, AS AMENDED

       General

            The 1990 Stock Option Plan (the "Plan") was originally adopted by the Board of Directors of the Company in 1990 and approved by stockholders at the 1991 annual meeting of stockholders. The Board recently amended the Plan, subject to stockholder approval at the 1997 annual meeting of stockholders, to increase from 500,000 to 800,000 the aggregate number of shares of Common Stock that may be issued or delivered pursuant to options granted under the Plan (the "Amendment"). The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the 1997 annual meeting is required to approve the proposal to approve and ratify the Plan as amended. See _Outstanding Voting Securities and Voting Rights_ above. If the Plan as amended is not approved by the requisite stockholder vote, the Plan will continue in force without giving effect to the Amendment.

            The purpose of the Plan is to advance the interests of the Company by providing additional incentive to attract and retain qualified and competent employees, officers and directors, upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons.

       Reasons for the Amendment

            As of May 28, 1997, the Plan had 5,000 shares of Common Stock available for grants of options. The purpose of increasing the number of shares of Common Stock available under the Plan by 300,000 shares in the aggregate is to permit the continued use of a long-term equity component in the Company's compensation program. If the Plan as amended is approved and ratified by the stockholders, the employees, officers and directors of the Company eligible to participate therein could receive more benefits under the Plan than are currently available to them.

       Description of the Plan

            The material features of the Plan, without giving effect to the Amendment, are described below:

            General. The Plan provides for the grant of (i) incentive stock options under Section 422 of the Code and (ii) nonstatutory stock options. The Plan provides that an aggregate of 500,000 shares of Common Stock may be issued or delivered upon exercise of stock options and that options may be granted to any regular employee of the Company, including officers, and to any director, whether or not an employee, of the Company, except that incentive stock options may not be granted to a director who is not also an employee of the Company or a subsidiary. No incentive stock option may be granted under the Plan more than ten years after May 30, 1990, the effective date of the Plan, and no nonstatutory stock option may be granted after the expiration of the Plan, which will occur, unless the Plan is sooner terminated by the Company, on May 30, 2020. Authorized but unissued or reacquired shares may be issued or delivered pursuant to the Plan.

            In the event that any outstanding stock option terminates, expires or is cancelled or surrendered without having been exercised in full, the shares of Common Stock not purchased under the stock option are again available for purposes of the Plan. The Plan also contains anti-dilution provisions which provide in certain events for proportionate adjustments in the number of shares of Common Stock subject to, and the exercise prices of, outstanding options and the number of shares of Common Stock which may be offered under the Plan.

            Administration.    The Plan  is  administered  by a  Compensation
       Committee consisting of one or more members of the Board of Directors (or if none is established, by the Board of Directors).

            Subject to the provisions of the Plan, the Compensation Committee has discretion to grant incentive stock options or nonstatutory stock options under the Plan and to determine the directors and employees to whom each grant is made and the number of shares covered thereby. In granting options, the Compensation Committee considers the contribution the person has made to the success of the Company or a subsidiary and such other factors as the Compensation Committee determines, which may include the recommendations of officers or other Company personnel.

            The Compensation Committee also has the power to interpret the Plan and to prescribe such rules and regulations as it deems necessary and advisable for carrying out the purposes of the Plan.

            Terms of Stock Options. The option price for each stock option is determined by the Compensation Committee, provided that (i) the option price of a nonstatutory stock option granted to a director and of an incentive stock option granted to any person may not be less than 100% of the fair market value (as defined) of the Common Stock on the date of grant and (ii) the option price of an incentive stock option granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary (a "Ten Percent Employee") may not be less than 110% of such fair market value. As of May 28, 1997, the closing sales price of a share of Common Stock of the Company as reported on the American
       Stock Exchange (the "Exchange") was        $1   9/16.

            No stock option may be exercised after the expiration of ten years from the date of grant (five years in the case of an incentive stock option granted to a Ten Percent Employee). An exercisable stock option may be exercised in whole or in part. Otherwise, stock options may be exercised at such time, in such amounts and subject to such restrictions as are determined in its discretion by the Compensation Committee. The Compensation Committee may in its discretion accelerate the vesting of any outstanding option.

            The option price for each stock option is payable in full at the time of exercise and, unless further limited by the Compensation Committee in connection with any individual option, the option price may be paid in cash, by certified or official bank check, by money order, by delivery of already owned shares of Common Stock having a fair market value equal to the exercise price or (in the discretion of the Compensation Committee) by delivery of a personal check by the optionee, or by a combination of the foregoing. In addition, the Company in its sole discretion may, on an individual basis or pursuant to a general program, lend money to an optionee, guaranty a loan to an optionee or otherwise assist an optionee in obtaining funds necessary to exercise all or a portion of an option or to pay any tax liability attributable to the exercise of the option. Any promissory note of an optionee accepted in whole or partial payment of the option price must provide for full recourse to the maker, be collateralized by a pledge of the shares purchased upon exercise of the option, bear interest at a market rate and contain such other terms as the Board of Directors may require.

            Options otherwise qualifying as incentive stock options under the Plan will not be treated as incentive stock options to the extent that the aggregate fair market value (determined as of the time the incentive stock options are granted) of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year exceeds $100,000.

            In addition to the limitations described above, the maximum number of shares for which any one director may be granted options in any calendar year may not exceed 10% of the total number of shares for which options may be granted under the Plan and shares of Common Stock acquired by a director upon exercise of an option may not be sold prior to the expiration of six months from the date of grant of the option.

            Options granted under the Plan terminate upon termination of the optionee's employment or service as a director, except that the vested portion of options may continue to be exercisable during specified grace periods following termination of employment or service in certain circumstances.

            No stock option granted under the Plan is transferable other than by will or by the laws of descent and distribution, and a stock option may be exercised during an optionee's lifetime only by the optionee.

            Miscellaneous. The Board of Directors or the Compensation Committee may alter, amend or terminate the Plan at any time except that the Plan may not be amended (a) without the approval of stockholders, to (i) increase the total number of shares that may be issued or delivered upon the exercise of options under the Plan, or
       (ii) change the class of persons eligible to receive options; (b) to permit the granting of options that expire beyond the maximum 10-year exercise period; or (c) to extend the termination date of the Plan. Moreover, except to the extent described under the heading "Additional Rights in Certain Events" below, no amendment or termination of the Plan or of any option issued under the Plan may substantially impair any option previously granted to any optionee without the consent of such optionee. Termination of the Plan would not terminate any outstanding stock options previously granted under the Plan.

            The Plan contains no provision prohibiting the grant of stock options by the Compensation Committee upon the condition that outstanding stock options granted at a higher option price be surrendered for cancellation. Certain outstanding stock options granted under the Plan may from time to time have option prices in excess of the market price per share of the Common Stock. The Compensation Committee has granted, and may in the future grant stock options under the Plan with option prices established in accordance with the Plan on the condition that outstanding stock options with a higher option price be surrendered for cancellation.

            Additional  Rights in  Certain  Events.   The  Plan provides  for
       immediate acceleration of the exercisability of all outstanding options upon the occurrence of one or more events described in Section 8 of the Plan ("Section 8 Events"). A Section 8 Event is deemed to have occurred when (i) there occurs any transaction or series of transactions that results in the stockholders of the Company immediately before such transaction or transactions ceasing to own at least 51% of the voting stock of the Company (or of the surviving entity in the transaction, if other than the Company); (ii) the stockholders of the Company approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless the approved transaction is subsequently abandoned); or (iii) the stockholders of the Company approve a plan for the sale or other disposition of all or substantially all the property and assets of the Company (unless such plan is subsequently abandoned). The Compensation Committee, in its sole discretion, may by giving written notice cancel, effective upon the date of consummation of any corporate transaction approved as described in clause (ii) or (iii) above, any option that remains unexercised on the date of such consummation. The Compensation Committee also may change the option prices or the number of shares subject to outstanding options, or both, if, in its sole discretion, it deems such changes appropriate by reason of a Section 8 Event described in clause (ii) or
       (iii) above.

            Possible Anti-Takeover Effect. The provisions of the Plan providing for the acceleration of the exercise date or the change in the terms of outstanding options upon the occurrence of a Section 8 Event could make it more difficult for a third party to acquire control of the Company and, therefore, may be deemed to benefit the current directors and officers of the Company.

       Grants Table

            All options set forth in the following table are incentive options granted in fiscal years 1995 through 1997, except that the options granted to Mr. Nicholas and Mr. Harris are nonstatutory options. All such options were granted with terms of ten years from the date of grant and exercise prices equal to the fair market value of the Common Stock on the date of grant, except as indicated below.

                                Options Granted Under
                             The 1990 Stock Option Plan

                                                               Per Share
       Name                 Grant Date  Number of Shares    Exercise Price

       Harry W. Margolis     08/01/1995     225,000  (1)        $1.52

       George P. McGraw      12/01/1994       5,000              1.19
                             05/10/1994      50,000              0.88

       Kenneth R. Nicholas   02/21/1995      12,000              1.19

       Gerald D. Harris      11/07/1994      12,000              0.88

       All Current Executive
         Officers as a Group(2) 1994         61,667              0.99
                                1995        308,544              1.38
                                1996         50,000              3.14

       All Employees Who Are
         Not Executive Officers,
         asa Group (2)          1995         26,000              1.98
                                1996         30,000              2.11



            (1) The option granted to Mr. Margolis, the Chief Executive Officer and a greater than 10% stockholder of the Company, is an incentive stock option granted in replacement of three options previously granted to Mr. Margolis under the Plan and has an exercise price equal to the average exercise price of the three replaced options, which is equal to 122% of the fair market value of the Common Stock on the date of grant of the currently outstanding option. The option has a five-year term.

            (2) For the indicated groups, reflects all options granted to members of the group during the years specified and the average exercise prices of such options.

       U.S. Federal Income Tax Consequences

            The following summary is based upon an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of U.S. federal income tax consequences, and the consequences to employees may be either more or less favorable than those described below depending on their particular circumstances.

            Incentive Stock Options. No income will be recognized by an optionee for federal income tax purposes upon the grant or exercise of an incentive stock option. The basis of shares transferred to an optionee pursuant to the exercise of an incentive stock option is the price paid for the shares. If the optionee holds the shares for at least one year after transfer of the shares to the optionee and two years after the grant of the option, the optionee will recognize capital gain or loss upon sale of the shares received upon the exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the optionee will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price of such shares, or if less (and if the disposition is a transaction in which loss, if sustained, would be recognized), the gain on disposition. Any additional gain or loss realized by the optionee upon such disposition will be a capital gain or loss.

            The excess of the fair market value of shares received upon the exercise of an incentive stock option over the option price for the shares is an item of adjustment for the optionee for purposes of the alternative minimum tax.

            The Company is not entitled to a deduction upon the exercise of an incentive stock option by an optionee. If the optionee disposes of the shares received pursuant to such exercise prior to the expiration of one year following transfer of the shares to the optionee or two years after grant of the option, however, the Company may, subject to the deduction limitation described below, deduct an amount equal to the ordinary income recognized by the optionee upon disposition of the shares at the time such income is recognized by the optionee.

            If an optionee uses already owned shares of Common Stock to pay the exercise price for shares under an incentive stock option, the resulting tax consequences will depend upon whether the already owned shares of Common Stock are "statutory option stock", and, if so, whether such statutory option stock has been held by the optionee for the applicable holding period referred to in Section 424(c)(3)(A) of the Code. In general, statutory option stock (as defined in Section 424(c)(3)(B) of the Code) is any stock acquired through the exercise of an incentive stock option or an option granted pursuant to an employee stock purchase plan, but not stock acquired through the exercise of a nonqualified stock option. If the stock is statutory option stock with respect to which the applicable holding period has been satisfied, no income will be recognized by the optionee upon the transfer of such stock in payment of the exercise price of an incentive stock option. If the stock is not statutory option stock, no income will be recognized by the optionee upon the transfer of the stock unless the stock is not substantially vested within the meaning of the regulations under Section 83 of the Code (in which event it appears that the optionee will recognize ordinary income upon the transfer equal to the amount by which the fair market value of the transferred shares exceeds their basis). If the stock used to pay the exercise price of an incentive stock option is statutory option stock with respect to which the applicable holding period has not been satisfied, the transfer of such stock will be a disqualifying disposition described in Section 421(b) of the Code which will result in the recognition of ordinary income by the optionee in an amount equal to the excess of the fair market value of the statutory option stock at the time the incentive stock option covering such stock was exercised over the option price of such stock. Under the present provisions of the Code, it is not clear whether all shares received upon the exercise of an incentive stock option with already owned shares will be statutory option stock or how the optionee's basis will be allocated among such shares.

            Nonstatutory Stock Options.   No income will be  recognized by an
       optionee for federal income tax purposes upon the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for such shares. Income recognized upon the exercise of nonstatutory stock options will be considered compensation subject to withholding at the time the income is recognized, and, therefore, the Company must make the necessary arrangements with the optionee to ensure that the amount of the tax required to be withheld is available for payment. Nonstatutory stock options are designed to provide the Company with a deduction equal to the amount of ordinary income recognized by the optionee at the time of such recognition by the optionee, subject to the deduction limitations described below.

            The basis of shares transferred to an optionee pursuant to exercise of a nonstatutory stock option is the price paid for such shares plus an amount equal to any income recognized by the optionee as a result of the exercise of the option. If an optionee thereafter sells shares acquired upon exercise of a nonstatutory stock option, any amount realized over the basis of the shares will constitute capital gain to the optionee for federal income tax purposes.

            If an optionee uses already owned shares of Common Stock to pay the exercise price for shares under a nonstatutory stock option, the number of shares received pursuant to the option which is equal to the number of shares delivered in payment of the exercise price will be considered received in a nontaxable exchange, and the fair market value of the remaining shares received by the optionee upon such exercise will be taxable to the optionee as ordinary income. If the already owned shares of Common Stock are not statutory option stock or are statutory option stock with respect to which the applicable holding period referred to in Section 424(c)(3)(A) of the Code has been satisfied, the shares received pursuant to the exercise of the nonstatutory stock option will not be statutory option stock and the optionee's basis in the number of shares received for the stock delivered in payment of the exercise price will be equal to the basis of the shares delivered in payment. The basis of the remaining shares received upon such exercise will be equal to the fair market value of such shares. However, if the already owned shares of Common Stock are statutory option stock with respect to which the applicable holding period has not been satisfied, it is not presently clear whether such exercise will be considered a disqualifying disposition of the statutory option stock, whether the shares received upon such exercise will be statutory option stock or how the optionee's basis will be allocated among the shares received.

            Limitation  on the  Company's  Compensation  Deduction.   Section
       162(m) of the Code limits the deduction which the Company may take for otherwise deductible compensation payable to certain executive officers of the Company to the extent that compensation paid to such officers for such year exceeds $1 million, unless such compensation is performance-based, is approved by the Company's stockholders and meets certain other criteria. Compensation attributable to a stock option is deemed to satisfy the requirements for performance-based compensation only if (i) the grant is made by a compensation committee composed of two or more outside directors; (ii) the plan states the maximum number of shares with respect to which options may be granted during a specified period to any employee; and (iii) under the terms of the option, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the option grant. The Plan has not been designed to enable grants of incentive and nonstatutory stock options to qualify as performance-based compensation for purposes of Section 162(m) of the Code.

       Recommendation of the Board of Directors

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND RATIFICATION OF THE 1990 STOCK OPTION PLAN, AS AMENDED. Proxies solicited by the Board of Directors will be voted in favor of approval of the Plan, as amended by the Amendment, unless stockholders specify otherwise.

                                 OTHER MATTERS



       Stockholder Proposals

            Any stockholder intending to present any proposal to the 1998 Annual Meeting of Stockholders must submit such proposal in writing to the Company at its principal executive offices on or before February 2, 1998.

       Independent Public Accountants

            The firm of Price Waterhouse served as independent public accountants for the Company for the fiscal year ended January 31, 1997 and has been selected to serve in that capacity for the fiscal year ending January 31, 1998. A representative of the firm is expected to be present during the annual meeting. Such representative will be afforded an opportunity to make a statement at the meeting if he so desires and will be available to answer appropriate questions.

       Other Business

            The Board of Directors does not intend to present and does not have any reason to believe that others in attendance will present at the
       Annual Meeting any item of business other than those mentioned in the Notice of Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying Proxy will vote the Proxy as in their discretion they may deem appropriate, unless they are directed by the Proxy to do otherwise.

                                       By Order of the Board of Directors

                                       /s/ Dana E. Margolis

                                          Dana E. Margolis
                                       Secretary and Treasurer



       Richardson, Texas
       June 9, 1997









            The Company's Form 10-KSB Annual Report, as filed with the Securities and Exchange Commission, provides certain additional information about the Company. A copy of this report may be obtained without charge upon written request to: Investor Relations, CompuTrac, Inc., 222 Municipal Drive, Richardson, Texas 75080 or via: www.ctinc.com